Exhibit 10.1

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”) is effective as of the 11th day of February 2011 (the “Effective Date”), by and between New York Mortgage Trust Inc., a Maryland corporation (“NYMT”), and The Midway Group, LP, a Delaware limited Partnership (“Midway” or the “Investment Manager”).

W I T N E S S E T H
WHEREAS, NYMT has entered into an agreement with JP Morgan Chase, N.A. to serve as trustee or custodian (the “Custodian”) with respect to certain of NYMT’s assets that will be held in a separate account (the “Separate Account”); and

WHEREAS, NYMT wishes to appoint Midway to manage the investment and reinvestment of all of the assets held in the Separate Account subject to the investment guidelines set forth in this Agreement, and Midway desires to accept such appointment, all subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as set forth herein, the parties agree as follows:

(1)	Appointment of Midway as Investment Manager.

NYMT hereby appoints Midway as its investment manager with respect to the assets contained in the Separate Account. As the investment manager for the Separate Account, Midway has the authority to buy, sell and trade, and engage in other transactions in, financial instruments for NYMT’s account. Midway agrees to perform each of the duties set forth herein in good faith and in accordance with commercially reasonable standards. Subject to the terms and conditions set forth in this Agreement, which includes the Schedules attached hereto, Midway hereby accepts such appointment.

(2)	Duties and Authority of Investment Manager.

(a) Midway will provide NYMT with investment management services in accordance with the terms and conditions contained in this Agreement and the requirements of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and other applicable laws and regulations. Under this Agreement, Midway shall have complete discretion and authority to manage the assets in the Separate Account on NYMT’s behalf and at NYMT’s risk, subject to the written guidelines governing the Separate Account set forth in Paragraph (3) of this Agreement (the “Investment Guidelines”) and the other terms and conditions in this Agreement, and is hereby appointed NYMT’s agent and Attorney-in-Fact for that purpose. As such, Midway is authorized to perform the following, at NYMT’s expense, without further approval from NYMT, except as expressly required by this Agreement or as required by law: (i) to make all investment decisions; (ii) to buy, sell and otherwise trade in securities; and (iii) to select brokers or dealers to execute securities transactions. Midway shall be responsible solely for the investment and reinvestment of assets in the Separate Account and shall have no duty to inquire into or review the management or investment of other assets of NYMT. NYMT hereby authorizes Midway to open brokerage accounts and to execute documents in the name of, binding against and on behalf of NYMT for all purposes necessary or desirable in Midway’s view to perform its obligations under this Agreement. Midway agrees to provide NYMT with a copy of any agreement that Midway executes on NYMT’s behalf within five (5) Business Days (as defined herein) after execution by both parties.

(b) In performing its duties and obligations under this Agreement, Midway may contract with other entities, on commercially reasonable terms, to provide services and/or support for the Separate Account.

(3)	Investment Guidelines and Pari Passu Trading.

(a) Midway will invest the Separate Account assets as described in the section entitled “Investment Objective and Strategy” in the Private Placement Memorandum (“PPM”) for the Midway Market Neutral Fund (the “Fund”), a copy of which is set forth on Exhibit A attached hereto (the “Investment Guidelines”), subject to modification at NYMT’s direction to ensure NYMT’s continuous compliance with applicable requirements under the United States Internal Revenue Code and the rules and regulations thereunder for NYMT to maintain its status as a real estate investment trust (“REIT”) and under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the rules and regulations thereunder for NYMT and its subsidiaries to maintain their exemption from regulation as an investment company (such REIT and Investment Company Act compliance requirements as referred to herein as the “Compliance Requirements”). To the extent that, in order to meet such Compliance Requirements, NYMT directs Midway to sell any security that has already been purchased in the Separate Account, such instruction to sell must be received by Midway no later than five (5) Business Days prior to the settlement date for the transaction. Midway agrees to use its best efforts to comply with the Investment Guidelines. NYMT acknowledges and agrees that, subject to the provisions of Paragraph (15) herein, its only recourse should Midway fail to meet the Investment Guidelines is termination of this Agreement pursuant to Paragraph (7) of this Agreement. If Midway makes any changes to the Investment Guidelines, it shall provide NYMT with the same notice and disclosure regarding such changes in the Investment Guidelines as Midway provides to investors in the Fund regarding such changes. Except to the extent necessary to comply with any applicable law, Midway shall not make any material change to the Investment Guidelines unless it has given NYMT at least seven (7) days prior written notice. Notwithstanding any changes made to the Investment Guidelines for the Fund, no changes with respect to the Investment Guidelines for the Separate Account shall be implemented unless NYMT has consented to such changes in writing, with such consent not to be unreasonably withheld. NYMT acknowledges that its failure to consent to changes that Midway implements to the Investment Guidelines relating to the Fund will result in Midway being unable to manage the Separate Account pari passu with the Fund. NYMT further agrees to indemnify exculpate, and hold harmless Midway from and against any loss or expense suffered or sustained as a result of or in connection with Midway’s following NYMT’s directive to trade, or not to trade in accordance with the Investment Guidelines.

(b) Subject to Paragraph (3)(a) above, Midway will manage the Separate Account assets pari passu with its management of the Fund to the extent reasonably practicable and consistent with the Investment Guidelines and Compliance Requirements for the Fund and NYMT, and the size of the Separate Account. Trades shall be allocated among NYMT, the Fund, any/or other fund or investment vehicle managed by Midway as set forth in Paragraph (9) below.

(c) The Investment Guidelines set forth in Paragraph (3)(a), including any modifications directed by NYMT in order to satisfy the Compliance Requirements, shall be applied at the time a transaction is entered into, regardless of later market movements, and shall not be deemed breached as a result of changes in the value or status of an investment following its acquisition. In the event that the Separate Account, or any investment in the Separate Account, exceeds or otherwise fails to comply with the Investment Guidelines or any modifications directed by NYMT in order to satisfy the Compliance Requirements, Midway shall take such corrective action as it deems advisable; provided, however, that NYMT shall have the right to direct Midway to take any corrective action that NYMT deems necessary or appropriate with respect to the Separate Account in order to ensure the continued compliance with the Compliance Requirements. NYMT agrees to indemnify exculpate, and hold harmless Midway from and against any loss or expense suffered or sustained as a result of or in connection with Midway’s following NYMT’s directive to take such corrective action.

(4)	Funding of the Separate Account.

(a) Initial Funding

The Separate Account shall initially be capitalized with a $24 million capital contribution by NYMT (the “Initial Investment”). The Initial Investment shall be made on the first Business Day of the month immediately following the execution of this Agreement. A Business Day is defined as any day on which the New York Stock Exchange is open for business.

(b) Subsequent Funding

NYMT intends to invest a total of $200 million, including the Initial Investment, in the Separate Account (the “Capital Commitment”) prior to the end of the Initial Term (as defined below). NYMT will use its commercially reasonable efforts to fund the Capital Commitment (each such funding a “Capital Payment”) ratably over a two-year period in amounts of $25 million per quarter (the “Capital Commitment Schedule”), subject to the investment performance, capital raising, compliance and Board approval conditions described herein (the “Capital Payment Conditions”). Subject to the Capital Payment Conditions, each Capital Payment will be made on the first Business Day of each calendar quarter, with the first such payment (after the Initial Investment) expected to occur on April 1, 2011. The cumulative amount of Capital Payments, together with the Initial Investment, that are funded shall be referred to as “Invested Capital.” Notwithstanding the foregoing, for the purposes of calculating the Management Fee, Adjusted Net Income, the weighted average of the Invested Capital, the High Water Mark and the Incentive Fee (as each such term is defined herein), the Initial Investment and each Capital Payment thereafter shall be treated as if the first 50% of such Capital Payment was invested on the first Business Day of the calendar month of the quarter in which such Capital Payment is funded and the remaining 50% of such Capital Payment was invested on the first Business Day of the second calendar month of the quarter in which such Capital Payment is funded; provided, that for Capital Payments in amounts larger than $25 million, Midway and NYMT will reach an agreement on the timing of the investment of such funds prior to funding by NYMT of the Capital Payment.

(c) Capital Payment Conditions

(i) Investment Performance Condition

If the annualized return on Invested Capital in the Separate Account for any calendar quarter falls below 15% (the “Preferred Return,” NYMT shall have the right to elect to forego the next quarterly Capital Payment (the “Investment Performance Condition”). For example, if the annualized return for the first quarter of 2011 falls below the Preferred Return, NYMT shall have the right to elect not to make its April 1, 2011 Capital Payment, but the July 1, 2011 Capital Payment will not be affected by the first quarter 2011 return on Invested Capital.  NYMT may, in its discretion, but shall not be required to, contribute additional capital in subsequent quarters. For example, if NYMT elects to forego its April 1, 2011 Capital Payment due to the failure of the Separate Account to achieve the Preferred Return on an annualized basis for the first quarter of 2011, NYMT would, in its discretion, have the right to elect to invest additional capital above and beyond the $25 million Capital Payment amount scheduled for July 1, 2011 if Midway generates an annualized return on Invested Capital in the Separate Account equal to or greater than the Preferred Return in the second quarter of 2011. An example of the Investment Performance Condition calculation is set forth on Exhibit B.

(ii) Market Conditions, Regulatory Constraints and Board Approval

In addition to the Investment Performance Condition, the obligations of NYMT to make Capital Payments in order to fund its Capital Commitment in accordance with the Capital Commitment Schedule are subject to (a) NYMT successfully raising sufficient equity capital to allow NYMT to meet the Capital Commitment Schedule; (b) compliance by NYMT and its subsidiaries with the Compliance Requirements; and (c) approval by NYMT’s Board of Directors of the use of proceeds raised from any capital raising transaction undertaken or completed by NYMT to fund NYMT’s Capital Commitment, it being understood that the Board of Directors shall have the discretion, in the exercise of its fiduciary duties, to limit the amount of net proceeds raised by NYMT in any capital raising transaction invested by NYMT in the Separate Account.

(d) Capital Commitment Cancellation

If the cumulative return on Invested Capital within any calendar year declines by 20%, or more, NYMT shall have the right to opt out of the remaining portion of its Capital Commitment. While NYMT may opt out of its remaining Capital Commitment, it agrees that the Separate Account will not be liquidated and that NYMT will confer with Midway on the appropriate disposition of the assets in the Separate Account. Midway and NYMT must agree on the best course of action to liquidate the portfolio, a process which is not disruptive to the markets or to Midway.

(e) Reduction of Capital

NYMT will have the right to redeem Invested Capital in an amount equal to the lesser of 10% of the Invested Capital or $10,000,000 as of the last calendar day of the month, upon not less than seventy-five (75) days written notice; provided that NYMT may not make more than one such redemption request in any seventy-five (75) day period. Midway will have corresponding rights to reduce and return capital in the Separate Account. All amounts returned to NYMT pursuant to this provision shall be returned in cash, and Midway shall have the sole discretion to determine which securities in the Separate Account shall be liquidated to meet the redemption. The redemption rights specified above will not be applicable to the Initial Investment during the Initial Term. However, any subsequent Capital Payments will be subject to the above redemption rights.

(5)	Brokerage Services.

(a) General

Midway will utilize the same broker-dealers, banks and other counterparties (the “Counterparties”) as used from time to time for the Fund when executing transactions for the Separate Account and will have sole discretion over the selection of such Counterparties. Midway and any broker-dealer engaged by Midway is authorized to combine purchase or sale orders on behalf of the Separate Account together with orders for the Fund and/or any other funds or accounts managed by Midway (including accounts in which Midway, the broker-dealer, their respective affiliates, and/or their personnel have an interest), and to allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts in accordance with and subject to the provisions of Paragraph (9). In selecting a broker-dealer, Midway will use its reasonable efforts to obtain best execution and will take into account such relevant factors as (i) price; (ii) the broker-dealer’s facilities, reliability and financial responsibility; and (iii) the ability of the broker-dealer to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of orders.

(b) Agency Cross Trades

Cross transactions are transactions between the Separate Account, on the one hand, and the Fund or another fund or account that is managed or advised by Midway or one of Midway’s other investment advisory affiliates, on the other hand (each a “Cross Transaction”). Midway is authorized to execute Cross Transactions in accordance with applicable law and Midway’s internal compliance policies. Midway agrees that it will only execute Cross Transactions when it believes that the Cross Transaction is in the best interest of both parties to the transaction. NYMT may at any time, upon written notice to Midway, revoke its consent to Midway to execute Cross Transactions. In addition, unless approved in advance by NYMT, all Cross Transactions must be effected at then-prevailing market prices.

(c) Custodian

The Manager shall not be liable to NYMT for any act or omission of the Custodian.  NYMT has directed Midway to use JP Morgan Chase, N.A. as custodian for the Separate Account. The Custodian shall hold the assets in a segregated account. At no time will Midway have custody or physical control of the assets in the Separate Account. NYMT will instruct the Custodian to provide Midway with statements of account on a monthly basis. In addition, Midway shall have no responsibility or liability with respect to any of the trustee/custodial arrangements or the acts, omissions, or other conduct of the Custodian. Midway will provide reasonable assistance to the Custodian in providing confirmations and periodic reports on Separate Account activity to NYMT. Unless NYMT directs otherwise, these confirmations and statements may be provided in an electronic format.

(6)	Representations and Warranties.

(a) Of both parties.

Each of NYMT and Midway represents and warrants to the other that:

(i) It is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and is qualified to transaction business and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and good standing, except where the failure to be so qualified and in good standing would not materially and adversely affect the rights, power and authority of the party to enter into this Agreement and perform its obligations hereunder.

(ii) It has full power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered on its behalf and is a binding and enforceable agreement in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity, Neither its entry into this Agreement nor its performance of its obligations hereunder is or will be in violation or conflict with its organizational documents or any provision of any applicable law, regulation, rule or policy, or any agreement, indenture or any other instrument to which it is a party or by which it is bound.

(iii) It has all governmental and regulatory licenses, registrations, consents, permits and approvals required to perform its obligations under this Agreement, other than any such approval as may be expressly specified herein as a condition to the performance of any of its obligations to be performed hereunder after the date hereof, and has at all times complied and will continue to comply with all laws, regulations and rules applicable to its business. Notwithstanding the foregoing, NYMT acknowledges that Midway is not currently registered with the Securities and Exchange Commission as an investment adviser under the Advisers Act; however, it does intend to so register as an investment adviser in 2011.

(iv) There are no pending or, to such party’s knowledge, threatened actions, suits, proceedings or investigations before or by any court, governmental or administrative authority or agency, board of trade, self-regulatory body, securities exchange or arbitration panel to which it or any of its subsidiaries or principals is a party or to which its assets or business are subject, which could reasonably be expected to have a material and adverse effect on its condition (financial or otherwise), business or prospects or which could reasonably be expected to materially impair its ability to perform its obligations hereunder.

(v) If, at any time during the term of this Agreement, it discovers any facts or circumstances that would make any of the foregoing representations and warranties inaccurate, untrue or incomplete in any material respect, it will provide prompt written notification to the other party of such facts or circumstances in reasonable detail.

(b) Of Midway.

Midway represents and warrants to NYMT that:

(i) It is currently in the process of revising the PPM regarding the Fund. Midway represents and warrants to NYMT that such revisions will not materially alter the Investment Strategy as currently described therein. Midway further represents and warrants that, once the revisions to the PPM are completed, all information contained in the PPM regarding Midway and the Investment Strategy will be true and complete as of the date on the cover page of the PPM. Midway shall have no ongoing obligation to update and/or revise the PPM after that date.

(ii) It will not undertake trading of commodities until any necessary registrations have been obtained.

(c) Of NYMT.

NYMT represents and warrants to Midway that:

(i) It has such experience and knowledge in financial and business matters that it is capable of evaluating the merits and risks of its investments and is able to bear such risks, and has obtained, in its judgment, sufficient information to evaluate the risks and merits of its own investments. NYMT has evaluated the risks of the Investment Guidelines, including but not limited to those disclosed in the PPM under “Risk Factors,” and has determined for itself that such investments are suitable.

(ii) NYMT is an “accredited investor” as defined under Regulation D under the Securities Act of 1933, as amended, and a “qualified eligible person” as defined in Rule 4.7 promulgated under the Commodity Exchange Act, as amended (the “CE Act”), and an “eligible contract participant” as defined in Section 1a(12) of the CE Act.

(iii) None of its assets are considered assets of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended.

(iv) It has adopted and implemented anti-money laundering policies, procedures and controls in order to comply with, and will continue to comply in all respects with, the requirements of applicable anti-money laundering laws, rules and regulations (including, but not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot”) Act of 2001 and the Bank Secrecy Act of 1970, as amended) and will provide a copy thereof to Midway upon request. NYMT is not involved in any anti-money laundering schemes, and the performance by Midway hereunder will not breach any applicable laws, rules and regulations designed to avoid money laundering. NYMT will deliver any further documentation reasonably requested by Midway in connection with Midway’s efforts to comply with applicable anti-money laundering laws, rules and regulations and the U.S. Government’s anti-terrorism policy as set out in the recently adopted USA Patriot Act.

(v) It understands the methods of compensation under this Agreement and acknowledges that this Agreement constitutes an arm’s length agreement with respect to the receipt by Midway of the Management Fee and the Incentive Fee.

(vi) It has not relied upon any information or statements at variance with, or contrary to, anything set forth either in this Agreement or in sections of the PPM expressly referred to herein in deciding to execute this Agreement and to open the Separate Account; it understands that information in the PPM other than those sections expressly referred to herein should not be considered applicable to the Separate Account and that Midway is available to answer any questions NYMT may have prior to operating or during the trading of the Separate Account.

(vii) Because all assets in the Separate Account will be assets of NYMT, NYMT will have full responsibility for the payment of all taxes due with respect to investment gains and income earned in the Separate Account.

(7)	Term and Termination.

(a) Term and Termination

This Agreement shall continue in full force and effect from the Effective Date for a period of two (2) years (the “Initial Term”). Thereafter, the Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”, and collectively with the Initial Term, referred to herein as the “Term”), unless either party provides the other with at least six (6) months advance written notice of its intent to terminate the Agreement at the end of the then current Term. The termination of this Agreement shall not affect any obligation incurred or liability of any of the parties hereto with respect to any transaction entered into, or liability or obligation incurred or assumed hereunder or otherwise, in each case, in good faith prior to such termination.

(b) Transition of Separate Account Upon Termination

If the Agreement is terminated by NYMT, Midway will liquidate the assets in the Separate Account in an orderly fashion, in its sole discretion. If the Agreement is terminated by Midway, Midway will, at NYMT’s direction, either (i) liquidate the assets in the Separate Account in an orderly fashion; (ii) transfer the assets in the Separate Account to another investment manager designated by NYMT; or (iii) transfer the assets in the Separate Account to an NYMT account designated by NYMT. The Incentive Fee (as defined in Paragraph (8)(b) below) payable by NYMT will be payable as follows: (i) in the event of an orderly liquidation by Midway of the assets in the Separate Account, the Incentive Fee shall be based upon the net sale proceeds received from the liquidation of all such assets; and (ii) in the event the assets in the Separate Account are transferred to another investment manager or to NYMT, the Incentive Fee shall be based upon the fair market value of the assets as of the date of the effective date of the termination as determined in accordance with the valuation procedures provided below with respect to quarterly performance numbers. For the avoidance of doubt the Preferred Return and the Hurdle Rate shall cease to accrue as of the date notice of termination is given. Midway will continue to receive Management Fees on that portion of the capital that is still invested (as opposed to liquidated).

(8)	Fees and Expenses.

(a) Management Fee

NYMT will pay Midway a monthly management fee (the “Management Fee”) for its investment management services. The Management Fee shall be paid monthly in arrears in an amount equal to the product of (i) 1.50% of the amount of Invested Capital in the Separate Account on the last Business Day of the previous month, multiplied by (ii) 1/12th. As set forth in Paragraph (4)(b), for the purposes of determining the Invested Capital in the Separate Account at any given time, the parties agree that the Capital Commitment Schedule set forth therein shall govern. Client authorizes the Custodian of the assets in the Separate Account to pay the Management Fee for each month directly to Midway. Midway will submit to NYMT a copy of its statement for the Management Fee at the same time the statement is submitted to the Custodian. The statement will reflect the amount of the fee, the value of NYMT’s Invested Capital on which the fee was based, and the manner in which the fee was calculated. Midway will also instruct the Custodian to send to NYMT a statement, at least monthly, indicating all amounts disbursed from the Separate Account including the Management Fee paid to Midway. NYMT is responsible for verifying the accuracy of the fee calculation, and for advising Midway within fifteen (15) days of its receipt of such statement if it believes that the Management Fee is not correct. If NYMT does not object in writing to the calculation within fifteen (15) Business Days of receipt, the calculation shall be deemed accepted.

(b) Incentive Fee

Midway will be entitled to a quarterly incentive fee (the “Incentive Fee”) that is calculated monthly and payable quarterly in arrears. The Incentive Fee calculation shall be based upon the total market value of the net Invested Capital in the Separate Account on the last Business Day of the quarter, subject to a high water mark equal to a 10% return on Invested Capital (the “High Water Mark”), and shall be payable in an amount equal to 40% of the dollar amount by which Adjusted Net Income (as defined below) attributable to the Separate Account, on a calendar 12-month basis and before the Incentive Fee, exceeds an annual 15% rate of return on Invested Capital (the “Hurdle Rate”), with the return rate for each calendar 12-month period (the “Calculation Period”) determined by dividing (i) the Adjusted Net Income for the Calculation Period by (ii) the weighted average of the Invested Capital paid into the Separate Account during the Calculation Period. For the initial twelve (12) months, Adjusted Net Income will be calculated on the basis of each of the previously completed months on an annualized basis.

“Adjusted Net Income” is defined as net income (loss) calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding any unrealized gains and losses, after giving effect to all expenses as set forth in Paragraphs (8)(c) and (8)(d) below.

All securities held in the Separate Account shall be valued in accordance with GAAP, and in a manner consistent with the PPM for the Fund. As set forth in Paragraph (4)(b), for the purposes of determining the Invested Capital in the Separate Account at any given time, the parties agree that the Capital Commitment Schedule set forth herein shall govern.

Like the Hurdle Rate, which is calculated on a calendar twelve (12) month basis, the High Water Mark is calculated on a calendar twelve (12) month basis, and shall reset every twenty-four (24) months. The High Water Mark will be a static dollar figure that Midway will be required to recoup, to the extent there was a deficit in the prior High Water Mark calculation period before it can receive an Incentive Fee. For example, if in 2011, NYMT earns a return on Invested Capital in the Separate Account of 8%, which is 2% short of the High Water Mark, and this 2% deficit is equivalent to a dollar amount of $2 million, Midway would have to earn net profit of $2 million to get above the High Water Mark before it would be eligible again to receive an Incentive Fee. This is independent of the new High Water Mark, which will have to be reached in the following year(s). An illustration of how the High Water Mark is calculated is included on Exhibit B.

(c) Setup Expenses

NYMT will pay for all Separate Account setup costs including account fee setup costs, repurchase agreement establishment costs, legal, software and other start-up type costs. All expenses above $50,000 will be approved by NYMT prior to incurrence. Upon request, Midway shall provide NYMT with commercially reasonable written support for expenses incurred.

(d) On-Going Expenses

NYMT acknowledges that the Separate Account will be charged for all direct operating and transaction costs and expenses incurred in connection with the management and administration of the Separate Account, including clerical, mailing, printing, duplication and other operational expenses, clearing fees, broker fees, repurchase interest expense, interest and commitment fees incurred in connection with other investment-related financing costs and other similar costs, as well as a pro rata portion of portfolio management software expenses and data fees incurred by Midway, allocated based on Invested Capital under management.

(9)	Other Clients and Financial Activities.

Midway’s services are not exclusive. In addition to managing the Separate Account, Midway manages the Fund and other private investment vehicles and either Midway or an affiliate may, in the future, manage other private investment funds or separate accounts. Midway and/or its affiliates may also have an economic interest in other accounts. Some of these accounts or entities may seek to acquire securities of an issuer in which the Separate Account has invested and holds an interest or to acquire from the Separate Account some or all of the securities of a particular issuer or may seek to dispose of securities the Separate Account is seeking to acquire. Other accounts and persons advised by Midway may have different investment objectives or considerations than the Separate Account. Decisions as to purchases and sales for each account are made separately and independently in light of the objectives and purposes of each account and may differ, depending on the account. In addition, Midway does not devote its full time to the management of any account and devotes such time and attention to any account as it, in its sole discretion, deems necessary for the management of such account.

Although Midway seeks to allocate investment opportunities in a manner which it believes to be in the best interests of all the accounts involved and seeks to allocate investment opportunities believed to be appropriate for both the Separate Account, the Fund and the other investment funds and/or accounts that are managed by Midway on an equitable basis, there can be no assurance that a particular investment opportunity will be allocated in any particular manner.

NYMT understands that the ability of Midway or its affiliates to effect and/or recommend certain transactions may be restricted by applicable regulatory requirements in the United States and/or other countries or jurisdictions.

Notwithstanding the foregoing, during the Initial Term, Midway agrees not to establish a separate account with any other publicly-listed residential or commercial mortgage REIT as long as NYMT has capital invested in the Separate Account.

(10)	Performance Reports.

Monthly performance numbers for the Separate Account will be supplied to NYMT within ten (10) Business Days after month end. These performance numbers do not require any independent marks. Quarterly performance numbers will be supplied to NYMT within twenty (20) days after quarter end. For illiquid securities, at least 70% will have at least two (2) independent dealer marks, and up to 30% can have one (1) independent dealer mark. Annual performance numbers for the Separate Account will be supplied to NYMT within thirty (30) days after year-end. Each of the illiquid securities must have at least two (2) independent dealer marks.

To assist institutional equity investors in understanding the basic nature of the strategy employed in the Separate Account, Midway agrees to make a senior portfolio manager available periodically, with at least five (5) Business Days’ advance notice, to participate in conference calls.

(11)	IPO Right of First Refusal

From the Effective Date of this Agreement, until the Agreement is terminated by either party, NYMT will have a right of first refusal to serve as the primary sponsor of Midway, or an external vehicle wholly or partially managed by Midway, in any initial public offering, should Midway in its sole discretion elect to make such an offering.

(12)	Confidentiality

NYMT agrees that it and its directors, officers, shareholders and employees (its “affiliates”) will keep confidential and will not disclose to any third party, other than NYMT’s accountants, legal counsel, financial advisors, consultants and other representatives (“Representatives”) whom NYMT determines have a need to know such information and then only to the extent such representatives agree to keep the information confidential, the details of or any other information pertaining to this Agreement, the terms of the Agreement, Midway’s identity as a party to this Agreement, Midway’s trading or investment advice or activities pertaining to the Separate Account (including, without limitation, the Investment Guidelines of the PPM for the Fund, positions held or taken and financial instruments traded in the Separate Account) or the dollar amount committed to the Separate Account (the “Confidential information”), except to the extent NYMT determines that such disclosure is (a) required in order to enable NYMT to comply with its disclosure and reporting obligations under the federal securities laws or to the extent otherwise required by law or (b) advisable, based on the advice of NYMT’s underwriters or financial advisors, for marketing purposes in connection with any capital raising transaction undertaken by NYMT. NYMT further agrees that NYMT and its affiliates will not otherwise use such information for its or their own gain or benefit (other than as provided in the previous sentence), including trading for its or their own account. If NYMT determines that such disclosure is required or advisable pursuant to the first sentence of this paragraph, it will, to the extent legally permitted to do so, provide Midway with reasonable advance notice of its intent to make the disclosure, which in no event shall be less than two (2) Business Days, and will consult with Midway regarding the purpose and content of such disclosure, subject to the understanding and agreement of the parties hereto that NYMT shall have sole discretion to make the final determination regarding such disclosure. NYMT agrees that, unless required by law, judicial order, subpoena or in connection with any regulatory investigation or inquiry, NYMT and its affiliates will not disclose to any third party, other than NYMT’s Representatives whom NYMT determines have a need to know such information and then only to the extent such Representatives agree to keep the information confidential, information regarding individual trades or trading activity or strategies pertaining to the Separate Account (as distinguished from the broader investment strategy relating to the Separate Account) undertaken by Midway in the Separate Account. For the avoidance of doubt, except to the extent set forth in the first sentence of this Paragraph (12), with respect to the Investment Guidelines of the PPM for the Fund, under no circumstances shall NYMT disclose any information regarding the Fund and/or any other fund managed by Midway.

To the extent that NYMT elects to disclose the performance of the Separate Account, it shall either do so using only materials prepared or approved by Midway or, if it elects not to use materials prepared or approved by Midway, then NYMT agrees to indemnify, exculpate, and hold harmless Midway from and against any loss, damages or expense suffered or sustained as a result of or in connection with NYMT’s disclosure of such performance.

NYMT expressly agrees that the obligations set forth herein are necessary and reasonable to protect Midway, and further agrees to notify Midway of any breach of its obligations under Paragraph (12) within two (2) Business Days of becoming aware of the same. NYMT expressly agrees and acknowledges that monetary damages may be inadequate to compensate Midway for any breach of any covenant or agreement set forth in this Paragraph (12). NYMT hereby agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to Midway and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Midway will be entitled to injunctive relief against any breach or threatened breach of any terms set forth in this Paragraph (12) or the continuation of any such breach, without the necessity of proving actual damages. NYMT further agrees that it will indemnify and hold harmless Midway for any losses, costs, damages, liabilities or expenses (including reasonable fees and expenses of counsel) caused by or resulting from any use or disclosure by NYMT or its affiliates of the confidential information.

In connection with any representative client listing, marketing and/or similar materials, Midway may include NYMT’s name, the material terms of this Agreement and the investment products/strategies provided by Midway to NYMT provided that Midway provides NYMT with reasonable advance notice, which in no event shall be less than two (2) Business Days, of its intent to make such disclosure and consults with NYMT regarding the purpose and content of such disclosure, subject to the understanding and agreement of the parties hereto that Midway shall have discretion to make the final determination regarding such disclosure. In addition, if either NYMT has itself publicly disclosed the material terms of this Agreement, or Midway, in its sole discretion, determines that it is required to make such disclosure to satisfy its own regulatory obligations, Midway shall also be permitted to disclose the amount of NYMT’s assets under management in the Separate Account, in either case provided that it provides NYMT with reasonable advance notice, which in no event shall be less than two (2) Business Days, of its intent to make such disclosure and consults with NYMT regarding the purpose and content of such disclosure, subject to the understanding and agreement of the parties hereto that Midway shall have discretion to make the final determination regarding such disclosure.

Unless NYMT instructs Midway otherwise, communications and other documents and/or reports may be provided to NYMT in an electronic format. NYMT may revoke this consent at any time upon written notice to Midway.

(13)	Track Record

NYMT acknowledges that Midway owns all rights and interest in the historic performance of the Separate Account achieved from the Effective Date of this Agreement, that this is the performance history of Midway and/or its affiliates, and NYMT and its affiliates hereby release Midway and its affiliates from any claims that it owns, is responsible for generating or, subject to the provisions of Paragraph (12) hereof, is otherwise entitled to use such performance history.

Notwithstanding the foregoing, if Midway elects to disclose the investment performance of the Separate Account in any marketing materials at any time during the Term of the Agreement, it shall have full discretion to do so, provided that it provides NYMT with reasonable advance notice, which in no event shall be less than two (2) Business Days, of its intent to make such disclosure and consults with NYMT regarding the purpose and content of such disclosure, subject to the understanding and agreement of the parties hereto that Midway shall have discretion to make the final determination regarding such disclosure.

(14)	Proxy Voting

Unless otherwise agreed in writing, Midway shall be responsible for exercising any voting rights, consents, authorizations, elections or tender decisions, for securities held in the Separate Account, provided that Midway timely receives proxies or similar materials relating to such securities. Midway may use an external service provider in fulfilling its obligations under this section. Midway will not advise or act for NYMT in legal proceedings, including class action litigations and bankruptcies, involving securities purchased in the Separate Account.

(15)	Liability and Indemnification

(a) Neither Midway nor any of its partners, officers, affiliates, employees and agents or the legal representatives of any of them (the “Manager Parties”) shall be liable to NYMT hereunder for any action taken or omitted to be taken or any judgment made honestly and in good faith, in the absence of gross negligence, fraud or willful misconduct. The Manager Parties shall not be liable for the negligence, dishonesty or bad faith of any agent, provided that such agent was selected, engaged or retained by the Manager with reasonable care. The Manager may consult with counsel and accountants in respect of its obligations under this Agreement and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants. All trading activity on behalf of the Separate Accounts shall be for the account and risk of NYMT, and, except as otherwise provided herein, Midway and its affiliates and their respective officers, directors, managers, members, employees and agents (the “Manager Parties”) shall not incur any liability for trading profits or losses resulting therefrom, or any expenses related thereto. This Paragraph 15 shall be in addition to, and not limit, any other provision of this Agreement which relieves Midway of any liability.

(b) NYMT will exculpate, indemnify and hold harmless the Manager Parties (each, a “Manager Indemnified Person”) from and against any loss or expense suffered or sustained as a result of or in connection with Midway’s or their performance of Midway’s or their obligations hereunder, including, without limitation, any judgment, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding (collectively, “Losses”), provided such Manager Indemnified Person acted honestly and in good faith, and, in the case of criminal proceedings, the Manager Indemnified Person had no reasonable cause to believe such action or inaction was unlawful. No indemnification may be made and each Manager Indemnified Person shall reimburse NYMT to the extent of any indemnification previously made in respect of any claim, issue or matter as to which the Manager Indemnified Person shall have been adjudged to be liable for gross negligence, fraud or willful misconduct in the performance of its duties to NYMT hereunder or would not otherwise be entitled to be held harmless under Paragraph 15 hereof unless, and only to the extent that, the court in which or the panel before which such action or suit was brought determines that in view of all the circumstances of the case, despite the adjudication of liability the indemnified party is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

(c) Promptly after receipt by an Indemnified Person of notice of the commencement of an action, claim or proceeding as to which a claim for indemnification under this Paragraph 15 may be made, the Indemnified Person shall notify the Indemnifying Person in writing of the commencement of such action, claim or proceeding; but the omission so to notify the Indemnifying Person shall not relieve the Indemnifying Person from any liability which it may have to the Indemnified Party unless the failure to so notify the Indemnifying Person has a materially prejudicial effect against the Indemnifying Person.

(16)	Notices

Any communication, notice or demand which any party may be required or may desire to give or serve upon the other party shall be in writing and delivered by courier service, postage prepaid mail or fax to the address set forth below or a substituted address for which notice has been given in accordance with this provision and shall be effective when delivered by hand via courier service, three (3) days after being mailed by certified mail, and in the instance of fax notice, when the transmitting machine signals the successful transmission of the fax between 9:00 a.m. and 5:00 p.m. on a Business Day or at 9:00 a.m. on the following Business Day if transmission is not within such hours on a Business Day. In addition, any communication, notice or demand which any party may be required or may desire to give or serve upon the other party may be made or given in electronic .pdf form through an email transmission addressed to the email address shown below for the recipient, provided the sender does not receive any message indicating that the email transmission was not delivered successfully.

If to Midway:

Omar Qaiser

Chief Financial Officer

The Midway Group, LP

33 Whitehall Street, 22nd Floor

New York, New York 10004

Telephone: Facsimile: (212) 509-2570

E-Mail:  Omar@themidwaygroup.com

With a copy to: Wendy A. Lurie, Esq., General Counsel

E-Mail:  Wlurie@comcast.net

If to NYMT:

Steven R. Mumma

Chief Executive Officer

New York Mortgage Trust, Inc.

52 Vanderbilt Avenue Suite 403

New York New York 10017

Telephone: (212)792-1019

Facsimile: (212)655-6269

Email:  smumma@nymtrust.com

With a copy to:  Daniel M. LeBey, Esq. of Email: dlebey@hunton.com

(17)	Governing Law

This Agreement shall be governed by and construed under the laws of the State of New York without regard to choice of law principles

(18)	Entire Agreement; Severability

This Agreement represents the entire Agreement between the parties and supersedes all prior agreements with regard to the matters described herein and may not be modified or amended except by writing signed by all parties. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, and the subject matter of this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

(19)	Arbitration

Any controversy or dispute between the parties arising out of any of the terms or conditions of this Agreement shall be submitted to an independent professional arbitration association in New York. Any arbitrator(s) selected must have significant arbitration experience relating to the securities industry. The parties shall select an arbitrator by mutual agreement within thirty (30) days of the date of the demand for arbitration. If the parties are unable to agree on the selection of an arbitrator within such time, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator. Any of the two of the three arbitrators that agree shall decide the matter. The cost of the arbitration shall be borne equally by the parties, unless the arbitrator(s) order otherwise. The arbitration shall be binding with no right of appeal.

(20)	Paragraph Headings

Paragraph headings are for convenience only and shall not be relied upon in construing this Agreement.

(21)	Independence

Except as expressly provided herein, Midway is an independent contractor and this Agreement does not establish a joint venture or partnership between Midway and NYMT nor does it authorize any party to act as general agent, or to enter into any contract or other agreement on behalf of any other party except as specifically provided herein.

(22)	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed a single agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first set forth above.

THE MIDWAY GROUP, LP

By:	/s/ Omar Qaiser
Omar Qaiser
Chief Financial Officer

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer

Exhibit A

PPM Investment Guidelines

As of August 2008

INVESTMENT OBJECTIVE AND STRATEGY

The methods and strategies described below are intended as generalities, are not comprehensive, and are intended to give the Manager broad discretion in identifying investment and trading opportunities. The Manager has the right to alter its investment and trading strategies and priorities without prior notice to the Company and the Members if it believes that such changes are appropriate in view of the current or expected market, business or economic conditions.

Investment Objective

The Master Fund’s (and through its investment in the Master Fund, the Company’s) investment objective is to achieve long-term capital appreciation while emphasizing preservation of capital through the investment in fixed-income securities and other related Financial Instruments.

The Master Fund will invest primarily in mortgage-related securities, contract rights and derivatives, including mortgage-backed securities, CMOs, REMICs, SMBSs (such as agency and non-agency IOs and POs) and other derivative instruments. The Master Fund may also invest a portion of its assets in other types of U.S. and non-U.S. sovereign debt instruments and other investment-grade debt instruments and their related currencies as well as lower-grade securities. The Master Fund may utilize other securities, options, cash instruments, interest rate swaps, mortgage servicing rights, futures and other derivatives for hedging purposes.

Due to the nature of the Master Fund’s investment program, the Master Fund may be unable to immediately invest its cash in Financial Instruments. Uninvested cash will be held in an interest-bearing account or otherwise be invested in highly-liquid cash equivalents.

Description of Investments

Mortgage-Related Securities. A mortgage-related security is an interest in a pool of mortgages. Most mortgage-related securities are mortgage pass-through securities, which means that they provide investors with payments consisting of both interest and principal as the mortgages in the underlying mortgage pool are paid off. Other mortgage-related securities include collateralized mortgage obligations, securities issued through REMICs and SMBSs.

Mortgage Pass-Through Securities. Mortgage pass-through securities may be issued or guaranteed by U.S. government agencies or instrumentalities, such as the Government National Mortgage Association (“Ginnie Mae” or “GNMA”), the Federal National Mortgage Association (“Fannie Mae” or “FNMA”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “FHLMC”), or by private originators of or investors in mortgage loans, such as banks, mortgage lenders and other financial institutions. Payments of principal and interest on Certificates issued by GNMA (but not the market value of the Certificates themselves) are guaranteed by the full faith and credit of the U.S. Government. FNMA and FHLMC obligations are not backed by the full faith and credit of the U.S. Government, but are supported by the instrumentalities’ right to borrow from the U.S. Treasury. Mortgage pass-through securities issued by private (non-agency) issuers may have other forms of credit enhancement.

Collateralized Mortgage Obligations. A CMO is a debt security that is backed by a portfolio of mortgages or mortgage-backed securities. The issuer’s obligation to make interest and principal payments is secured by the underlying portfolio of mortgages or mortgage-backed securities. Also included within the category of CMOs are PAC (Planned Amortization Class) Bonds, which are a type of CMO tranche or series designed to provide relatively predictable payments of principal provided that, among other things, the actual prepayment experience on the underlying mortgage loans falls within a predefined range.

Real Estate Mortgage Investment Conduits. A REMIC is a trust, partnership, corporation, association or segregated pool of mortgages which has elected and qualified to be treated as a REMIC under applicable U.S. tax rules. A REMIC must consist of one or more classes of “regular interests,” some of which may be adjustable rate, and a single class of “residual interests.” The different classes may have different payment terms and rankings in terms of priority. To qualify as a REMIC, substantially all the assets of the entity must be assets principally secured, directly or indirectly, by interests in real property.

Stripped Mortgage-Backed Securities. SMBSs are securities representing interests in a pool of mortgages the cash flow of which has been separated into its interest and principal components. IOs (interest only securities) receive the interest portion of the cash flow while POs (principal only securities) receive the principal portion. SMBSs may be issued by U.S. government agencies or by private (non-agency) issuers similar to those described with respect to CMOs and REMICs.

CMO Residuals. The cash flow generated by the mortgage loans underlying a series of CMOs is applied first to make required payments of principal of and interest on the CMOs and second, if applicable, to pay the related administrative expenses of the issuer. The residual in a CMO structure generally represents the interest in any excess cash flow remaining after making the foregoing payments, including mortgage servicing contracts. The Master Fund may fail to recoup fully its initial investment in a CMO residual. Some CMO residuals are subject to certain restrictions on transferability and may have adverse tax consequences if held by a non-U.S. person. Ownership of certain CMO residuals imposes liability on the purchaser for certain of the expenses of the related CMO issuer.

Other Derivative Instruments. It is likely that other forms of mortgage-related securities will be developed in the future. The Manager also expects that markets for mortgage-related securities and derivatives outside the United States will develop further. The Master Fund has complete flexibility to invest in any such securities and derivative instruments which may be developed and which may involve additional risks not described herein.

Reverse Repurchase Agreements. The Master Fund leverages its investments by entering into reverse repurchase agreements with respect to the types of securities in which it invests.  A reverse repurchase agreement arises when the Master Fund sells a security to a bank or brokerage firm and simultaneously agrees to repurchase it on an agreed-upon future date. The repurchase price is greater than the sale price, reflecting an agreed-upon market rate which is effective for the period of time the buyer’s money is invested in the security and which is not related to the coupon rate on the purchased security. The Master Fund might suffer a loss in the event of a bankruptcy or default of a bank or brokerage firm with which the Master Fund entered into a reverse repurchase agreement.

Financial Futures Contracts. The Master Fund may purchase and sell financial futures contracts from time to time in order to hedge all or part of its underlying portfolio of mortgage-related securities, although it is not obligated to do so. Financial futures contracts are contracts for the future delivery of a financial instrument, such as a U.S. Treasury bill or bond. Financial futures contracts combine the features of traditional commodity futures trading with trading in government securities and other interest rate sensitive instruments. The Master Fund may hedge against the possibility of an increase or decrease in interest rates adversely affecting the value of securities held in its portfolio by purchasing or selling a futures contract on a specific debt security whose price is expected to reflect changes in interest rates. However, if the Master Fund anticipates an increase in interest rates and rates decrease instead, the Master Fund will lose part or all of the benefit of the increased value of the securities which it has hedged because it will have offsetting losses in its futures position. In addition, in such situations, if the Master Fund has insufficient cash, it may have to sell Financial Instruments to meet daily variation margin requirements at a time when it may be disadvantageous to do so.

Option Trading. In general, an option gives the trader the right to acquire (“call option”) or dispose of (“put option”) a security or commodity futures contract at a fixed price before a specified date in the future. The Master Fund may, but is not obligated to, purchase call options on financial futures contracts to hedge against a decline in interest rates and/or purchase put options on financial futures contracts to hedge its portfolio securities against the risk of rising interest rates, although no assurance can be given that there will be a correlation between price movements in the options on financial futures and price movements in the portfolio securities of the Master Fund which are the subject of the hedge. Option trading is highly leveraged, since the option buyer must put up only the premium, normally a small amount relative to the value of the underlying security or commodity futures contract, in order to buy an option contract. A commodity option that is “out-of-the-money” and is not offset by the time it expires becomes valueless.

Other Investments; Future Developments. The Master Fund may enter into interest rate swap contracts and invest and trade in other debt securities and cash instruments. The Master Fund may also take advantage of other opportunities in the area of options, futures contracts and other synthetic or derivative instruments which are not presently contemplated or which are not currently available but which may be developed in the future and which may involve risks not described herein.

Modification of Trading Program. The Master Fund intends to maintain maximum flexibility in its trading and investment strategy and may modify the Master Fund’s investment objective and strategies if it believes that it is in the Fund’s best interests to do so, without notice to, or prior consent of, the Members.

Leverage

The Master Fund intends to borrow money from banks and other lenders and to trade on margin to leverage its investments. The Master Fund may pledge its assets as security for its borrowings. The leverage used on the Master Fund’s investments (other than investments made for hedging purposes) generally will not exceed 3:1; however, there may be occasional short-term increases in the amount of leverage used due to major moves in the markets. Most of the Master Fund’s borrowing will be short-term (less than 6 months) at commercial rates of interest. The Master Fund may increase or decrease the amount of leverage it uses at any time.

There can be no assurance that the Fund’s investment objective will be realized. The success of the Fund depends on the ability of the Manager to select Financial Instruments.